Exhibit  1

To the Holders of:
Corporate Backed Trust Certificates, Series 2001-2
*CUSIP:   21988G403    Class  A-1
          21988GAB2    Class  A-2

In accordance with the Standard Terms and Conditions of Trust, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending February 1, 2005.

INTEREST ACCOUNT
----------------

Balance as of         August 1, 2004.....                              $0.00
         Scheduled Income received on securities.....          $1,248,975.00
         Unscheduled Income received on securities.....                $0.00

LESS:
         Distribution to Class A-1 Holders.....               -$1,220,000.00
         Distribution to Class A-2 Holders.....                  -$28,975.00
         Distribution to Depositor.....                               -$0.00
         Distribution to Trustee.....                                 -$0.00
Balance as of         February 1, 2005.....                            $0.00


PRINCIPAL ACCOUNT
-----------------

Balance as of         August 1, 2004.....                              $0.00
         Scheduled principal payment received on
         securities.....                                               $0.00

LESS:
         Distribution to Holders.....                                 -$0.00
Balance as of           February 1, 2005.....                          $0.00


               UNDERLYING SECURITIES HELD AS OF    February 1, 2005

      Principal
       Amount                         Title of Security
     -----------                      -----------------
     $30,500,000       Southern Company Capital Trust I 8.19% Exchange Capital
                        Securities Due February 1, 2037
                       *CUSIP:     84258PAC1

U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.